Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) made this 22nd day of July 2015 is entered into by Central Garden & Pet Company (the “Company”) and John Ranelli (“Executive”).

WHEREAS, the Company and Executive entered into an employment agreement effective as of February 11, 2013 (the “Prior Agreement”);

WHEREAS, the Company and Executive wish to make certain amendments to the Prior Agreement.

THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the Prior Agreement is amended as follows:

1. Section 1 of the Prior Agreement is hereby amended to read in its entirety as follows:

“1. Effective Date: This Agreement shall become effective when executed by both the Company and Executive (“Effective Date”).”

2. Section 2 of the Prior Agreement is hereby amended to read in its entirety as follows:

“2. Term of Employment: Executive will be employed by the Company until September 26, 2016 and the Company may elect, provided it gives Executive at least sixty (60) days’ written notice prior to September 26, 2016, to extend such term until December 31, 2016; subject to the termination provisions set forth below. To the extent Executive remains employed with the Company until the end of the term as set forth in this Section 2 or upon a termination by Executive for Good Reason during such term, the Company agrees to exercise its option to receive continuing Consulting Services as set forth in the Amended and Restated Post Employment Consulting Agreement attached hereto as Exhibit A. If the Company appoints a new Chief Executive Officer prior to the end of the term, Executive will remain an employee to help with transition matters through the end of the term, and the Company agrees that Executive will serve during such period as an advisor to the Board and/or to the new Chief Executive Officer.”

3. Section 5 of the Prior Agreement is hereby amended to read in its entirety as follows:

“5. Salary: The Company will pay Executive an annualized base salary of $750,000 which shall be effective from the beginning of fiscal year 2015 and paid in accordance with the Company’s payroll practices for executives.”

4. Section 6 of the Prior Agreement is hereby amended to read in its entirety as follows:

“6. Bonus: Executive will be eligible for a bonus (i) during fiscal year 2015 with a target amount of one hundred percent (100%) of Executive’s base salary in effect at the beginning of fiscal year 2015 ($750,000) and (ii) commencing with fiscal year 2016 with a target of one hundred percent (100%) of Executive’s base salary in effect at the beginning of the fiscal year in question (at least $750,000), such bonuses to be awarded upon attainment of the goals/targets established by the Board of Directors, as set forth in the Company’s operating plan for each fiscal year and paid at the time other bonuses are paid after the end of the fiscal year. During the last fiscal year of Executive’s employment and provided that Executive is not terminated for Cause, Executive shall be eligible for a prorated bonus (based on a full year target of 100% of Executive’s base salary in effect at the beginning of the fiscal year in which his employment terminates (at least $750,000), measured by the portion of the fiscal year Executive is employed, which shall be paid at the time other bonuses are paid after the end of the fiscal year.”

5. Section 7 of the Prior Agreement is hereby amended to read in its entirety as follows:

“7. Options: Executive will not receive any additional grants of Stock Options, but will instead be granted Performance-Based Restricted Stock as set forth in Section 8 below.”

6. Section 8 of the Prior Agreement is hereby amended to read in its entirety as follows:

“8. Performance-Based Restricted Stock: Within three (3) business days following the Effective Date, the Compensation Committee of the Board of Directors will grant to Executive an award of performance-based restricted stock with a grant date fair market value (without any reduction for the restrictions imposed on such stock) of $3 million (rounded up to the nearest share) which will be subject to the Sales and EBIT annual performance goals established by the Compensation Committee at its July 21, 2015 meeting with one-third of the award based on the achievement of the annual Sales performance goals and two-thirds of the award based on the achievement of the annual EBIT performance goals (the “Restricted Stock”).

The Sales and EBIT targets for the Restricted Stock are distinct from one another, meaning that if one of the targets is missed for one of the fiscal years, that miss does not impact Executive’s ability to earn shares for hitting the other target for that fiscal year or any targets for any other fiscal years. By way of example, if the Sales targets are hit for FY 2015 and FY 2016 (but missed for FY 2017), and the EBIT target is hit for FY 2015 (but missed FY 2016 and FY 2017), Executive will have earned four-ninths (with an approximate grant date fair market of $1,333,333) of the Restricted Stock (one-ninth for each of the FY 2015 and 2016 Sales Targets and two-ninths for the 2015 EBIT target).

For purposes of determining achievement of the annual Sales and EBIT performance goals, actual annual Sales and EBIT for fiscal years 2015, 2016 and 2017 will be adjusted by the Compensation Committee of the Board of Directors to: (a) exclude the effects of any Board-approved merger or acquisition which is consummated after the date of this Amendment; and (b) include the effects of any Board approved divestiture which is consummated after the date of this Amendment by adding back the results of the divested operation based on either prior year results or Board projections. In the event of a transaction involving a change in the ownership or the effective control of, or in the ownership of a substantial portion of the assets of, the Company as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 as amended (a “Change in Control”), before the end of fiscal year 2017, the annual Sales and EBIT performance goals for the fiscal year in which the Change in Control occurs, as well as all future fiscal years, will be deemed to have been achieved, but the award will continue to be subject to the continued service requirement as set forth below.

The Compensation Committee of the Board of Directors will certify the number of shares earned based on the level of achievement of the annual performance goals, which will occur after the end of each fiscal year shortly after the filing of the Form 10-K containing the audited financial statements of the Company for the year in question, but in no event later than 120 days following the end of such fiscal year. Any unearned shares shall be immediately forfeited. Subject to the continued service requirement as set forth below, the number of shares earned for fiscal year 2015 shall be released to Executive on September 26, 2016, and the number of shares earned for each of fiscal years 2016 and 2017 shall be released to Executive as soon as practicable after the certification of the level of achievement of each fiscal year’s performance goals. Upon a Change in Control before the end of fiscal year 2017, subject to the continued service requirement as set forth below, the aggregate number of (i) shares earned for any fiscal year completed before the Change in Control and (ii) shares deemed earned upon the Change in Control for the fiscal year in which the Change in Control occurs and all future fiscal years, shall be released to Executive as soon as practicable in accordance with the release schedule referenced above.

The Restricted Stock will also be subject to Executive’s continued service as an employee during the Term of Employment as set forth in Section 2 and as a consultant thereafter pursuant to the Amended and Restated Post Employment Consulting Agreement set forth in Exhibit A through the applicable release dates referenced above (or (i) through September 26, 2016 for the portion of the Restricted Stock subject to the fiscal year 2015 performance goals, (ii) through the earlier of December 15, 2016 or the filing date of the Form 10-K containing the Company’s audited financial statements for fiscal year 2016 for the portion of the Restricted Stock subject to the fiscal year 2016 performance goals and (iii) through the earlier of December 15, 2017 or the filing date of the Form 10-K containing the Company’s audited financial statements for fiscal year 2017 for the portion of the Restricted Stock subject to the fiscal year 2017 performance goals). In the event of (i) Executive’s termination, other than Executive’s termination due to Incapacity or death as set forth in Section 13 or a termination by Executive for Good Reason as set forth in Section 15, prior to the end of the Term of Employment as set forth in Section 2, or (ii) Executive’s refusal to provide consulting services until the end of fiscal year 2017, all shares not previously released to Executive will be forfeited.”

7. Section 9 of the Prior Agreement is hereby amended to read in its entirety as follows:

“9. Benefits: Subject to all applicable eligibility requirements, Executive will participate in any and all 401(k), medical, dental, life and long-term disability insurance and/or other benefit plans which, from time to time, may be established as generally applicable to other similarly situated Company executives. During the term of this Agreement, the Company shall continue to pay, in the same amounts, form, and manner paid prior to the date hereof, Executive a monthly housing related allowance. If Executive’s employment hereunder terminates for any reason other than termination for Cause by the Company, the Company will pay to Executive a lump sum payment equal to the premiums for continued coverage under COBRA for Executive and his spouse for the full 18-month COBRA continuation period. Such amount shall be payable to Executive subject to the general release requirement set forth in Section 15 at the same time the first installment under Section 15 is payable.”

8. Section 13 of the Prior Agreement is hereby amended to read in its entirety as follows:

“13. Incapacity or Death: In the event that Executive becomes physically or mentally disabled or incapacitated such that it is the reasonable, good faith opinion of the Company, after consultation with an independent physician retained by the Company for purposes of assisting the Company with such determination, that Executive is unable to perform the services required under this Agreement with or without reasonable accommodation, then after four (4) months of continuous physical or mental disability (“Incapacity”), this Agreement will terminate; provided, however, that during this four (4) month period, Executive shall be entitled to the continuation of his compensation as provided by this Agreement; however such continued payments by the Company shall be integrated with any disability, workers’ compensation, or other insurance payments received, such that the total amount does not exceed the compensation as provided by this Agreement. For purposes of this Agreement, physical or mental disability does not include any disability arising from current habitual abuse of alcohol, drugs or related issues. Notwithstanding the foregoing, if the Company terminates Executive’s employment due to Incapacity, all stock options and restricted stock which were granted prior to the date of this Amendment shall continue to vest notwithstanding such Incapacity or termination of employment, and such stock options shall remain exercisable until the earlier of the 36-month anniversary of the date of termination or the expiration date of each such stock option. In the event of Executive’s death during the term of this Agreement, all stock options and restricted stock which were granted prior to the date of this Amendment shall immediately vest, and with respect to stock options, be exercisable by his estate until the earlier of 90 days after Executive’s death and the applicable stock option expiration date. Further, notwithstanding the foregoing, if the Company terminates Executive’s employment due to Incapacity or in the event of Executive’s death during the term of this Agreement: (i) the performance requirements Restricted Stock award set forth in Section 8 above shall be deemed to have been achieved for the for the fiscal year in which such termination occurs, as well as all future fiscal years; (ii) the service requirements of the Restricted Stock award set forth in Section 8 above will be waived; and (iii) all Restricted Stock shares previously earned or earned in connection with such termination pursuant to clauses (i) and (ii) above will be immediately released to Executive or his estate, as the case may be.

9. Section 14 of the Prior Agreement is hereby amended to read in its entirety as follows:

“14. Termination by the Company For Cause: The Company may terminate Executive for Cause. If Executive is terminated for Cause, he will receive only his compensation earned pro rata to the date of his termination. All other benefits will cease on the date of Executive’s termination. Cause shall be defined as:

(a)	Refusal to comply with the lawful directives of the Board of Directors, which such refusal is not cured within thirty (30) days after written notice thereof from the Board of Directors;

(b)	A material breach of this Agreement by Executive, which is not cured within thirty (30) days after written notice thereof;

(c)	The habitual abuse of alcohol or drugs;

(d)	Fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by Executive that is materially injurious to the Company; or

(e)	A material violation of a compliance policy of the Company relating to: (i) trading in the securities of the Company or of any other company while in the possession of any material non-public information about the Company or such other company; or (ii) the unauthorized disclosure of any material nonpublic information regarding the Company or any company with which the Company has or is considering a significant business relationship.”

10. Section 15 of the Prior Agreement is hereby amended to read in its entirety as follows:

“15. Termination By Executive For Good Reason: Executive may terminate his employment for Good Reason by giving thirty (30) days written notice to the Company’s Vice President of Human Resources or similar officer specifying in reasonable detail the basis for the Good Reason and provided such alleged Good Reason is not cured by the Company within the thirty (30) day notice period. If Executive terminates his employment for Good Reason under this section, after Executive signs a general release substantially in the form of the general release attached hereto as Exhibit C which has become irrevocable, the Company will pay Executive a severance consisting of a continuation of Executive’s base salary for a nine (9) month period commencing on the first normal payroll date that is at least 60 days after Executive’s termination of employment, subject to applicable payroll deductions, plus the payment set forth in the last two sentences of Section 9 above. Executive will be provided, at most, sixty (60) days to consider whether to sign such release. Such severance payments shall cease, and no further severance obligation will be owed, in the event Executive obtains other equivalent employment during the severance period. Such payments shall be Executive’s sole and exclusive remedy in the event of a termination of this Agreement by Executive for Good Reason. Notwithstanding anything else herein contained, in the event of a termination of employment by Executive for Good Reason under this Section 15, all stock options and restricted stock (including the Restricted Stock awarded pursuant to

Section 8 above) held by Executive shall continue to vest in accordance with their terms during the period in which Executive provides consulting services set forth in Exhibit A hereto. Good Reason shall be defined as:

(1) A material diminution in Executive’s authority, duties, or responsibilities, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors. However, the appointment by the Company of a new Chief Executive Officer prior to the end of the Term of Employment and Executive’s continued employment in the capacity as an advisor to the Board of Directors or the new Chief Executive Officer to help with transition matters as set forth in Section 2 shall not be considered a material diminution in Executive’s authority, duties, or responsibilities hereunder.

(2) A change in the geographic location at which the Employee must perform services hereunder of more than fifty (50) miles.

(3) Any other action or inaction that constitutes a material breach by the Company of this Agreement.

For Good Reason to exist with respect to items above, Executive must provide notice to the Company of the existence of any of the foregoing conditions within sixty (60) days of the initial existence of the condition, and the Company shall upon such notice have a period of thirty (30) days during which it may remedy the condition (and upon such remedy Good Reason shall not be deemed to have existed).”

11. Section 16 of the Prior Agreement is hereby amended to read in its entirety as follows:

“16. Termination By The Company Without Cause: The Company may not terminate Executive’s employment under this Agreement at any time without Cause.”

12. Section 17 of the Prior Agreement is hereby amended to read in its entirety as follows:

“17. IRS Code Section 409A

A. In General. The provisions of this Agreement are intended not to result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code, and such provisions shall be interpreted and administered in accordance with such intent. Without limiting the foregoing, this Agreement shall not be amended or terminated in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” or “involuntary separation from service” (as the case may be) within the meaning of Section 409A, any reimbursement of expenses shall occur no later than the end of the calendar year following the calendar year in which the expense is incurred (or such earlier date as applies under the Company’s business expense reimbursement policy) and reimbursements in one year shall not affect the amount of reimbursement available in any subsequent year, each payment or installment shall be treated as a separate payment (in order to maximize the application of payments during the “short term deferral period” under Section 409A), and if at separation from service the Employee is considered a Specified Employee within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall not commence earlier than six (6) months after the date of such separation from service, and any such amounts that would otherwise be paid to the Employee within the first six months following the separation from service shall be accumulated and paid to the Employee in a lump sum six months and one day following the separation from service (or if the Employee dies during such six-month period, as soon as practical following the date of death).

B. Effect of Release. To the extent that separation payments or benefits pursuant to this Agreement are conditioned upon delivery by Employee of a release of claims pursuant to Section 15, Employee shall forfeit all rights to such payments and benefits unless such release is signed, delivered and any right to revoke has expired so as to make the release fully effective, within sixty (60) days following the date of Employee’s separation from service. If such release is so signed, delivered and effective, then such payments or benefits shall be made or commence upon the upon the sixtieth (60th) day following Employee’s separation from service. The first such payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Employee’s separation from service, and any payments made thereafter shall continue as provided herein.

13. Section 24(a) of the Prior Agreement is hereby amended to read in its entirety as follows:

“24(a)	If to the Company to:	Central Garden & Pet Company
1340 Treat Blvd., Suite 600
Walnut Creek, CA 94597
Attention: Chairman [or Acting Chairman]

	with a copy to:	Central Garden & Pet Company
1340 Treat Blvd., Suite 600
Walnut Creek, CA 94597
Attention: General Counsel”

14. A new Section 26 is hereby added to the Prior Agreement to read in its entirety as follows:

26. Vesting of Equity: The Company acknowledges that to the extent Executive’s employment with the Company terminates for Good Reason, because the expiration of the Term of Employment pursuant to Section 2 above, because of Executive’s death, or because of Executive’s Incapacity, and Executive fulfills his obligations pursuant to the Amended and Restated Post Employment Consulting Agreement (in the case of a Good Reason termination or termination due to the expiration of the Term of Employment), all of his equity (whether currently held or subsequently granted) will be fully vested (with the understanding that the vesting of the Restricted Stock granted pursuant to Section 8 above is subject to the additional performance vesting requirements set forth in Section 8).

In all other respects, the Prior Agreement is hereby confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year referenced above.

/s/ John Ranelli
(John Ranelli)

Central Garden & Pet Company

By	/s/ Jack Balousek
Jack Balousek, Lead Director

Exhibit A

AMENDED AND RESTATED

POST EMPLOYMENT CONSULTING AGREEMENT

This Amended and Restated Agreement is made as of July 22, 2015 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and John Ranelli (“Executive”).

WHEREAS, Executive recognizes that in his capacity as a key executive with the Company he will provide unique services that will be exceedingly difficult to replace after termination of his employment;

WHEREAS, Executive recognizes that the Company desires continued access to Executive’s unique services, knowledge and a reasonable transition after the termination of Executive’s employment;

WHEREAS, Executive recognizes that he has been provided adequate consideration for entering into this Consulting Agreement (“Agreement”);

THEREFORE, in consideration of the employment of President and Chief Executive Officer and other good and adequate consideration, Executive and the Company agree to the following:

1. Option to Receive Consulting Services. Executive hereby grants the Company an option to receive continuing Consulting Services. The Company hereby exercises the option (“Exercise”).

2. Consulting Services. Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”). Consulting Services shall be performed at such times and in a manner as are mutually agreed and shall, on average, consist of 20 to 30 hours per month.

3. Term of Agreement. Executive will provide Consulting Services for a period of forty-eight (48) months after termination of employment with the Company (“Term of Agreement”).

4. Compensation. Executive shall be paid an annual rate of fifteen percent (15%) of the greater of (i) $750,000 and (ii) his annual base salary in effect at the time of termination of Executive’s employment with the Company during the first twenty-four (24) months of the Term of Agreement and seven and a half percent (7.5%) of his annual base salary in effect at time of termination of his employment with the Company during the last twenty-four (24) months of the Term of Agreement. This amount shall be paid monthly. All stock options and restricted stock held by Executive at the time of termination of employment shall continue to vest in accordance with their terms, as modified by the Amendment to Employment Agreement dated July 22, 2015 (the “Amendment”) and incorporated herein by reference, during the Term of Agreement. The Company’s obligations under this Section 4 (including salary payments and continued vesting of options and restricted stock) shall be conditional upon Executive signing and not revoking a general release of claims in accordance with the terms set forth in Section 15 of the Employment Agreement effective as of February 11, 2013, as modified by the Amendment.

5. Expenses. During the Term of Agreement, Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.

6. Termination. Executive’s obligations to provide services hereunder shall (a) terminate in the event Executive dies, or (b) be suspended in the event that Executive becomes physically or mentally disabled or incapacitated for four (4) continuous months such that it is the reasonable, good faith opinion of the Company, after consultation with an independent physician retained by the Company for purposes of assisting the Company with such determination, that Executive is unable to perform the services required under this Agreement with or without reasonable accommodation (“Incapacity”). During this four (4) month period, Executive shall be entitled to the continuation of his compensation as provided by this Agreement; however such continued payments by the Company shall be integrated with any disability, workers’ compensation or other insurance payments received, such that the total amount does not exceed the compensation as provided by this Agreement. For purposes of this Agreement, physical or mental disability does not include any disability arising from current habitual abuse of alcohol, drugs or related issues. During Executive’s Incapacity and in the event of any subsequent termination of this Agreement due to Executive’s Incapacity, all of the stock options and restricted stock held by Executive shall continue to vest and be exercisable in accordance with their terms, as modified by the Amendment and incorporated herein by reference. In the event of Executive’s death, all of the stock options and restricted stock held by Executive at such time shall become immediately vested and be exercisable in accordance with their terms, as modified by the Amendment and incorporated herein by reference. The cash compensation set forth in this Agreement shall (a) terminate in the event of Executive’s death, or (b) be suspended during an Incapacity. Further, if this Agreement terminates for any reason other than Executive’s death or Incapacity, all compensation and benefit obligations under this Agreement shall terminate.

7. Unique Services. Duty of Loyalty. Executive acknowledges and agrees that the services he performs under this Agreement are of a special, unique, unusual, extraordinary, or intellectual character, which have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive further acknowledges and agrees that during his employment and during the Term of Agreement he will have a continuing fiduciary duty and duty of loyalty to the Company. He agrees that during the Term of Agreement, he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products or which would otherwise conflict with his obligations to the Company. Executive understands that it would be a conflict of interest to provide legal advice or representation to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet-related products during the Term of Agreement.

8. Confidential Information or Materials. During the Term of Agreement, Executive will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy regarding the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract

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terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”). Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

9. Remedies. Executive understands and acknowledges that Company’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred in enforcing its rights hereunder.

10. Independent Contractor Status. For all purposes, during the Term of Agreement, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.

11. Other Employment. Nothing in this Agreement shall prevent Executive from performing services for other employers or business entities, consistent with the terms of this Agreement, during the Term of Agreement.

12. Intellectual Property Rights. Company shall have sole ownership of and all right, title and interest, to all data, drawings, designs, analyses, graphs, reports, products, tooling, physical property, computer programs, software code, trade secrets and all inventions, discoveries and improvements or other items or concepts, whether patentable or not, (collectively, “Intellectual Property”) which are conceived or reduced to practice during the Term of Agreement and arising out of or relating to the services performed hereunder or using the equipment or resources of the Company. To the extent any such Intellectual Property qualifies as a “work for hire” under the United States Copyright Act (17 U.S.C. Sec. 101), Executive agrees that the Company is the author for copyright purposes. To the extent that any Intellectual Property is not a work for hire, Executive agrees to assign, and hereby does assign, its entire right, title and interest in such Intellectual Property, including the right to sue for past infringements.

13. No Authority to Bind Company. During the Term of Agreement, Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.

14. Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.

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15. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by both parties.

16. Agreement Enforceable to Full Extent Possible. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

17. The parties agree to all of the terms and conditions set forth above.

Dated:	July 22, 2015	/s/ John Ranelli
John Ranelli

Dated:	July 22, 2015	Central Garden & Pet Company

		By:	/s/ Jack Balousek
Jack Balousek, Lead Director

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